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                                                                    EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Informix Corporation 1994 Stock Option and Award Plan, the Informix Corporation 1997 Employee Stock Purchase Plan and the Informix Corporation 1998 Non-Statutory Stock Option Plan of our report dated March 2, 1998 with respect to the consolidated statements of operations, stockholders' equity, cash flows and financial statement schedule of Informix Corporation for the year ended December 31, 1997, included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                               /s/ ERNST & YOUNG LLP



San Jose, California
August 4, 2000